Exhibit 21.1

List of Subsidiaries of Blue Dolphin Energy Company (“Blue Dolphin”):

-	Lazarus Energy, LLC, a Delaware limited liability company(1)(“LE”);

-	Blue Dolphin Exploration Company, a Delaware corporation;

-	Blue Dolphin Pipe Line Company, a Delaware corporation;

-	Blue Dolphin Services Co., a Texas corporation;

-	Blue Dolphin Petroleum Company, a Delaware corporation; and

-	Petroport, Inc., a Delaware corporation.

(1)	Blue Dolphin acquired one hundred percent (100%) of the issued and outstanding membership interests of LE effective February 15, 2012.